Exhibit 99.1

Coeur d’Alene Mines Corporation 505 Front Avenue, P.O. Box I Coeur d’Alene, ID 83816-0316 Telephone 208.667.3511 Facsimile 208.667.2213
Press Release

COEUR ACQUIRES SILVER AT BROKEN HILL MINE FROM PERILYA LTD.
          — Accretive Transaction Expected to Boost Company’s Annual Silver Production by 17% —
•	Adds average annual silver production of 2.3 million ounces

•	Offers cash production cost of approximately US$2.75 per ounce

•	Provides proven and probable reserves of 15 million ounces

•	Acquisition price of US$36 million

•	Boosts Coeur’s annual silver production in Australia to 3.6 million ounces

•	Continues Coeur’s transformation to lower-cost asset base
Coeur d’Alene, Idaho — September 8, 2005 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM), the world’s largest primary silver producer, announced today that its wholly owned Australian subsidiary has agreed to acquire the silver reserves and production at the Broken Hill Mine in Australia, which is owned and operated by Perilya Broken Hill Limited, a wholly owned subsidiary of Perilya Limited (ASX:PEM). Coeur will pay Perilya US$36.0 million in cash under the terms of the transaction. The company will finance the consideration with what it deems to be the most attractive alternative, which may include available cash, capital raised through the issuance of additional securities, or some combination of the two.
The transaction is expected to provide Coeur with an additional 2.3 million ounces of average annual silver production at an estimated cash cost of approximately US$2.75 per ounce and 15.0 million ounces of silver contained in proven and probable reserves. This addition to Coeur’s silver production profile represents a 17 percent increase in its currently expected 2005 production of 13.5 million ounces of silver. In combination with Coeur’s recently completed acquisition of silver production from the Endeavor mine, the Perilya transaction also serves to increase Coeur’s estimated annual silver production in Australia to 3.6 million ounces.
“We are excited about this transaction for a number of reasons,” said Dennis Wheeler, Coeur’s Chairman, President, and Chief Executive Officer. “First and foremost, we expect it will be accretive to the company’s per-share financial and operating results including cash flow per share, earnings per share, production per share, and reserves per share. In addition, the transaction represents another key step in the ongoing transformation of Coeur’s asset base to lower-cost, longer life silver assets that generate substantial cash flow for the company. This transaction, along with our other growth initiatives, will enhance our position as the world’s leading primary silver producer. Further — and as was the case with our Endeavor transaction — we do not assume operational responsibility for the mine. That responsibility remains with the top-quality management team at Perilya, leaving our staff free to continue focusing on our current operations and growth opportunities.”
Located in New South Wales, Australia, the Broken Hill Mine is a zinc/lead/silver ore body that has produced approximately 500 million ounces of silver since its beginnings in 1885, making it one of the most prolific silver producing regions in the world. The transaction is capped at approximately 24.5 million contained ounces (or 17.2 million payable ounces) of silver to be mined by Perilya at Broken Hill on Coeur’s behalf, providing Coeur with approximately 10 million ounces of upside to the reserve base at Broken Hill, representing a 63 percent increase over the current silver reserve levels at the mine.

	Short		Contained
	Tons	Silver Grade	Silver Ounces
Mineral Reserves	(000s)	(oz/ton)	(000s)
Proven Reserves — Silver	8,521	1.31	11,134
Probable Reserves — Silver	2,998	1.28	3,822
Total Proven and Probable	11,519	1.30	14.955

	Short		Contained
	Tons	Silver Grade	Silver Ounces
Mineral Resources	(000s)	(oz/ton)	(000s)
Measured — Silver	5,655	1.84	10,407
Indicated — Silver	1,742	1.72	3,002
Total Measured and Indicated	7,396	1.81	13,409

Inferred — Silver	3,428	2.17	7,429
Categories of mineral reserves and resources are per Canadian National Instrument 43-101. Mineral reserves and resources are effective March 31, 2005. Mineral reserves based on a combined cut-off grade of 7% lead plus zinc. Silver content of the mineral reserves and resources is tabulated as a by-product. Mineral reserves are not materially affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. Mineral resources are in addition to reserves. (Rounding differences may occur.)
Donald J. Birak, Coeur’s Senior Vice President of Exploration, and Donald Earnest, P.Geo., an Independent Consultant to Coeur, are the qualified persons, per Canadian National Instrument 43-101, responsible for preparation of the scientific and technical information in this press release. Mr. Birak and Mr. Earnest have reviewed the available data and procedures and believe the calculation of reserves and resources was conducted in a professional and competent manner.
This press release shall not constitute an offer to sell or the solicitation of any offer to buy the any securities of Coeur d’Alene Mines Corporation, nor shall there be any sale of such securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Cautionary Statement
This document contains numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:       Scott Lamb, Investor Relations
VP, Investor Relations
Coeur d’Alene Mines Corporation
208-665-0777

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